Exhibit 99.8(b)

                        FUND ACCOUNTING SERVICE AGREEMENT

     AGREEMENT made as of the 16th day of December, 1999 by and between RNC Mutual Fund Group, Inc. (the "Corporation"), a Maryland corporation, on behalf of the RNC Money Market Fund (the "Fund"), a series of the Corporation, and ICA Fund Services Corp., a Delaware corporation ("ICA")

     WHEREAS, the Corporation is an open-end management series investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the Corporation desires to have ICA perform for the Corporation certain services appropriate to the operations of the Fund, and ICA is willing to furnish such services in accordance with the terms hereinafter set, forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Corporation and ICA hereby agree as follows:

1. TERMS OF APPOINTMENT; DUTIES OF ICA

     1.01. Subject to the terms and conditions set forth in this Agreement, the Corporation hereby employs and appoints ICA, and ICA agrees to act, as accounting agent for the Fund.

     1.02. ICA will perform the following services for the Fund:

          (a) Timely calculate and transmit to the Fund and, if applicable, to NASDAQ the Fund's daily net asset value and communicate such value to the Fund and its transfer agent. All portfolio securities will be valued in accordance with the methods that are specified by the Board of Directors of the Corporation;

          (b) Maintain and keep current all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time, that are applicable to the fulfillment of ICA's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Corporation and ICA.

     1.03. In the performance of these services, ICA agrees that it shall exercise the care and adhere to the standards that are usual and customary for mutual fund accounting services, agents.

     1.04. ICA shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or the Corporation in any way or otherwise be deemed an agent of the Fund or the Corporation.

2. COMPENSATION OF ICA

     In consideration of the services to be performed by ICA as set forth herein, ICA shall be entitled to receive, and the Corporation agrees to pay, the fees as set forth in the fee schedule attached hereto as Schedule A as well as reimbursement for all reasonable out-of-pocket expenses. ICA agrees that it shall look only to the assets of the Fund to satisfy fees earned and expenses incurred by ICA.

3. LIMITATION OF LIABILITY OF ICA AND INDEMNIFICATION

     3.01. ICA may rely upon the advice of the Corporation, or of counsel for the Corporation and upon statements of the Corporation's independent accountants, brokers and other persons reasonably believed by it in good faith to be expert in the matters upon which they are consulted, and for any actions reasonably taken in good faith reliance upon such statements and without negligence or misconduct, ICA shall not be liable to anyone.

     3.02. ICA shall be liable to the Corporation for any losses arising out of any act or omission in the course of its duties, the gross negligence, misfeasance, bad faith of ICA or breach of tine agreement by ICA or disregard of ICA's obligations and duties under this agreement or the willful violation of any applicable law or inaccurate information supplied by pricing agents selected by ICA.

     3.03. ICA, the Corporation and their respective shareholders, officers, director, trustees, employees and agents (each an "Indemnified Party") and each of ICA and the Corporation (each an "Indemnifying Party") agree to the following indemnifications:

          (a) Except as may otherwise be provided by applicable law, no Indemnified Party shall be subject to, and the Indemnifying Party shall indemnify and hold such Indemnified Party harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to such Indemnified Party, provided that the Corporation shall not have any indemnification obligations with respect to inaccurate information supplied by pricing agents selected by ICA and ICA shall not have any indemnification obligations with respect to inaccurate information supplied by pricing agents selected by the Corporation or in circumstances where ICA has acted in accordance with the standard of care established in Sections 1.03 or 3.02 of this Agreement.

          (b) An Indemnified Party shall promptly notify the Indemnifying Party of the assertion of a claim for which the Indemnifying Party may be required to indemnify the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments regarding such claim. The Indemnifying Party shall have the option to participate in the defense of such claim. An Indemnified Party in no case shall confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnified Party except with the Indemnifying Party's prior written consent.

4. ACTIVITIES OF ICA

     The services of ICA under this Agreement are not to be deemed exclusive, and ICA shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5. ACCOUNTS AND RECORDS

     The accounts and records maintained by ICA shall be the property of the Corporation, and shall be surrendered to the Corporation promptly upon request by the Corporation in the form in which such accounts and records have been maintained or preserved (including the electronic or computerized format in which such accounts and records have been maintained). ICA shall assist the Corporation's independent auditors, or, upon approval of the Corporation, any regulatory body, in any requested review of the Corporation's accounts and records. ICA shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-2 under the 1940 Act.

6. CONFIDENTIALITY

     ICA agrees that it will, on behalf of itself and its officers and employees, treat all information obtained pursuant to, and all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Corporation

7. DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective as of the date hereof and shall remain in force for an indefinite period, provided that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon thirty (30) days' prior written notice.

     Should the Corporation exercise its right to terminate, all expenses incurred by ICA associated with the movement of records and material will be borne by the Corporation. Such expenses will include all out-of-pocket expenses and the reasonable cost of all time incurred to train or consult with the successor fund accounting agent with regard to the transfer of fund accounting responsibilities.

8. AMENDMENTS TO THIS AGREEMENT

     This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

9. MERGER OF AGENT

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

10. NOTICES

     All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Corporation:                     To ICA:

RNC Mutual Fund, Inc.                   ICA Fund Services Corp.
                                        455 E. Camelback Road, Suite 261E
                                        Phoenix, AZ 85018

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


RNC MUTUAL FUND GROUP, INC.             ICA FUND SERVICES CORP.
on behalf of the
RNC Money Market Fund


By:                                     By:
    -------------------------------         -------------------------------
Title:                                  Title:
       ----------------------------            ----------------------------

                                   SCHEDULE A

                          FUND ACCOUNTING SERVICE FEES

                            MONTHLY FEE PER PORTFOLIO

                                 PORTFOLIO TYPE

Net Asset (in millions)            Per Fund
-----------------------            --------
Under $50                           $1,000
Over $50                             1,200

                            MUTT-CLASS PROCE5SING FEE

$300 per month will be charged for each additional class of fund shares per portfolio.

                             OUT-OF-POCKET EXPENSES

The following expenses will be charged to the Fund as incurred by ICA Fund Services Corp. in connection with the performance of its duties: Telephone toll charges, facsimile transmissions, postage, bulk copy runs and courier charges.

                                CONVERSION COSTS

Conversion costs will be negotiated based upon the condition of records to be converted and the volume of records to be converted.

                                 SPECIAL REPORTS

All reports and/or analyses requested by the Fund's auditors, legal counsel, Advisor, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of administrative or accounting activities as specified in this Agreement or are not required to clarify standard reports generated by ICA Fund Services Corp., shall be subject to an additional charge, agreed upon in advance and in writing, based upon the following rates:

Labor:
Senior staff        $100.00/hr.
Junior staff        $ 50.00/hr.
Computer time       $ 45.00/hr.

                               CUSTOM PROGRAMMING

All Custom programming requests to be used by ICA Fund Services Corp., the Advisor or any regulatory agency, to be made to ICA Fund Services Corp.'s portfolio accounting system shall be subject to an additional charge, agreed upon in advance and in writing.

                                        6